UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)                  March 2, 2007
AFC Enterprises, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Minnesota

(State or Other Jurisdiction of Incorporation)

000-32369	58-2016606

(Commission File Number)	(IRS Employer Identification No.)

5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia	30342

(Address of Principal Executive Offices)	(Zip Code)
(404) 459-4450

(Registrant’s Telephone Number, Including Area Code)
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 2, 2007, AFC Enterprises, Inc. (the “Company”) announced the resignation of Kenneth L. Keymer, Chief Executive Officer and President effective March 30, 2007.
     The Company also announced the appointment of Frederick B. Beilstein, former Chief Financial Officer of the Company from 2004 — 2005, as the interim Chief Executive Officer effective upon Mr. Keymer’s departure. Prior to his employment with the Company, Mr. Beilstein, age 59, was the Principal and founder of Beilstein & Company, a financial and operational consulting practice with concentration in advising companies on strategic issues such as refinancing and recapitalization opportunities from January 2002 to December 2003. From January 1997 to December 2001, Mr. Beilstein was Executive Vice President, Treasurer and Chief Financial Officer for Americold Logistics, LLC, a supply chain solutions company located in Atlanta, Georgia. Most recently, Mr. Beilstein was a Managing Partner of Equicorp Partners, LLC, an Atlanta-based investment and advisory services firm. Mr. Beilstein has provided certain consulting services to the Company and the Popeyes brand since his departure from the Company.
     The Company also announced the promotion of James W. Lyons, the Company’s Chief Development Officer, to the newly created position of Chief Operating Officer.
     Mr. Lyons, age 52, has served as our Chief Development Officer since July 2004. From June 2002 to April 2004, he was Vice President of Development for Domino’s Pizza in Ann Arbor, Michigan. Mr. Lyons was Executive Vice President of Franchising and Development for Denny’s Restaurants in Spartanburg, South Carolina from July 1997 to December 2001.
     The Company is currently negotiating employment terms and agreements with Mr. Beilstein and Mr. Lyons.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
     99.1             Press Release dated March 2, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFC Enterprises, Inc.
Date: March 2, 2007	By:	/s/ Harold M. Cohen
Harold M. Cohen
Senior Vice President, General Counsel and Corporate Secretary